Exhibit 3.1

CERTIFICATE OF ELIMINATION
OF
FIXED RATE NON-CUMULATIVE PERPETUAL
PREFERRED STOCK, SERIES F
OF
CAPITAL ONE FINANCIAL CORPORATION

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

Capital One Financial Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. At a meeting of the Board of Directors (the “Board”) of the Corporation duly convened and held on October 21, 2020, the Board duly adopted resolutions authorizing (a) the redemption of the outstanding 500,000 shares of the Corporation’s Series F Fixed Rate Non-Cumulative Perpetual Preferred Stock (the “Series F Preferred Stock”), (b) the cancellation of all outstanding shares of the Series F Preferred Stock following such redemption, (c) the filing of a Certificate of Elimination with respect to the Series F Preferred Stock, and (d) the Proper Officers of the Corporation, in the name of and on behalf of the Corporation, to make, execute and deliver, or cause to be made, executed and delivered, all such officers’ certificates and such other agreements, undertakings, documents or instruments and to take or cause to be taken any and all further actions any of them shall approve as necessary, desirable or appropriate to carry out the purpose and intent of the transactions contemplated by any of the foregoing resolutions, with the taking of any such action conclusively establishing the validity thereof.

2. All shares of the Series F Preferred Stock have been redeemed.

3. The “Proper Officers” include Thomas A. Feil, the Senior Vice President and Treasurer of the Corporation.

4. Thomas A. Feil, in his capacity as a Proper Officer, has certified the resolutions set forth below, authorizing a decrease in the number of shares designated as Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series F, $0.01 par value per share, from 500,000 shares to zero shares.

5. Pursuant to Section 151 of the General Corporation Law of the State of Delaware, such resolutions shall have the effect of eliminating from the certificate of incorporation of the Corporation all matters set forth in the Certificate of Designations of the Series F Preferred Stock.

6. No shares of Series F Preferred Stock remain issued and outstanding.

NOW, THEREFORE, BE IT RESOLVED, that following redemption of the Series F Preferred Stock, no further shares of Series F Preferred Stock shall be issued subject to the Certificate of Designations of the Series F Preferred Stock previously filed by the Corporation with the Secretary of State of the State of Delaware on August 20, 2015 (the “Series F Certificate of Designations”);

FURTHER RESOLVED, that following redemption of the Series F Preferred Stock, the number of shares designated as Series F Preferred Stock be reduced to zero, which is the number issued and outstanding following the redemption of all the shares of Series F Preferred Stock by the Corporation, in order to allow the 500,000 redeemed shares to resume their status as authorized but undesignated shares of preferred stock of the Corporation, $0.01 par value per share, pursuant to Section 151 of the General Corporation Law of the State of Delaware, such shares thereafter to be available for designation in the future as part of a different series;

FURTHER RESOLVED, that the Proper Officers of the Corporation be, and each of them hereby is, authorized and directed, in the name of and on behalf of the Corporation, to execute a Certificate of Elimination of the Series F Preferred Stock, as well as such other certificates or instruments as may be required, to be filed with the Secretary of State of the State of Delaware to evidence the reduction in the number of shares designated as Series F Preferred Stock and the elimination from the certificate of incorporation of the Corporation all matters set forth in the Series F Certificate of Designations, such elimination to be effective upon the filing with the Secretary of State of the State of Delaware of such Certificate of Elimination of the Series F Preferred Stock;

FURTHER RESOLVED, that any specific resolutions that may be required to have been adopted by the Board of Directors of the Corporation in connection with the actions contemplated by the foregoing resolutions be, and they hereby are, adopted, and the Proper Officers of the Corporation be, and each of them hereby is, authorized to certify as to the adoption of any and all such resolutions and attach such resolutions hereto;

FURTHER RESOLVED, that the Proper Officers of the Corporation be, and each of them hereby is, authorized and empowered, in the name of and on behalf of the Corporation, to make, execute and deliver, or cause to be made, executed and delivered, all such officers’ certificates and such other agreements, undertakings, documents or instruments and to take or cause to be taken any and all further actions any of them shall approve as necessary, desirable or appropriate to carry out the purpose and intent of the transactions contemplated by any of the foregoing resolutions, with the taking of any such action conclusively establishing the validity thereof; and

FURTHER RESOLVED, that any and all prior actions heretofore taken by any Proper Officer or director of the Corporation in connection with, or otherwise in contemplation of, the transactions contemplated by any of the foregoing resolutions be, and hereby are, ratified, confirmed, adopted and approved in all respects.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Capital One Financial Corporation has caused this Certificate of Elimination to be signed by the undersigned as of this 1st day of December, 2020.

/s/ Thomas A. Feil
Thomas A. Feil
Senior Vice President and Treasurer

[Signature Page to Series F Preferred Stock Certificate of Elimination]